SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.      )

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CSG SYSTEMS INTERNATIONAL, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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CSG Systems International, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 31, 2002

The annual meeting of stockholders of CSG Systems International, Inc. (the “Company”) will be held at the office of the Company, 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado, on Friday, May 31, 2002, at 8:30 a.m., for the following purposes:

1.	To elect two Class II Directors.

2.	To transact such other business as properly may come before the meeting or any adjournments thereof.

The Board of Directors fixed the close of business on April 2, 2002, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the meeting or any adjournment thereof.

All stockholders are cordially invited to attend the meeting.

By	Order of the Board of Directors,

Jos	eph T. Ruble
Sec	retary

April 4, 2002

REGARDLESS OF WHETHER YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ASSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE ENCLOSED ENVELOPE IS MAILED IN THE UNITED STATES. YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY. THE PROXY WILL NOT BE USED IF YOU ATTEND THE MEETING IN PERSON AND SO REQUEST.

CSG Systems International, Inc.
7887 East Belleview Avenue, Suite 1000
Englewood, Colorado 80111

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

May 31, 2002

This Proxy Statement is furnished by the Board of Directors (the “Board”) of CSG Systems International, Inc. (the “Company”) in connection with the Board’s solicitation of proxies for use at the annual meeting of stockholders of the Company (the “Annual Meeting”) to be held at the office of the Company, 7887 East Belleview Avenue, Suite 1000, Englewood, Colorado, on Friday, May 31, 2002, at 8:30 a.m., and at any adjournments of the Annual Meeting. All proxies will be voted in accordance with the instructions contained therein; if no choice is specified, the proxies will be voted in favor of the director nominees named in this Proxy Statement. A stockholder may revoke a proxy at any time before it is exercised either by giving written notice to that effect to the Secretary of the Company, by delivering to the Company a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

The Board fixed the close of business on April 2, 2002, as the record date for determining the stockholders of the Company who are entitled to notice of and to vote at the Annual Meeting. At the close of business on April 2, 2002, there were outstanding and entitled to vote at the Annual Meeting 52,668,841 shares of Common Stock of the Company, par value $.01 per share (“Common Stock”). Each share is entitled to one vote.

The Company will bear all costs of this solicitation of proxies. In addition to solicitations by mail, the Company’s directors, officers and regular employees, without additional remuneration, and their appointed agents may solicit proxies in person or by telephone, e-mail, facsimile or other means. The Company will request brokers, custodians and fiduciaries to forward proxy soliciting material to the owners of stock held in their names. The Company will reimburse banks and brokers for their reasonable out-of-pocket expenses incurred in connection with the distribution of proxy material.

The Company is mailing its Annual Report to stockholders for the year ended December 31, 2001, with this Proxy Statement and the accompanying proxy on or about April 12, 2002.

Quorum and Votes Required

A majority of the shares of Common Stock outstanding on the record date is required to be present or represented by proxy at the Annual Meeting in order to have the quorum necessary to take action at the Annual Meeting. Assuming that a quorum is present at the Annual Meeting, the two nominees for election as Class II directors who receive the greatest number of votes cast in the election of directors will be elected as Class II directors.

Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspector appointed for the Annual Meeting. The inspector will treat abstentions as Common Stock that is present and entitled to vote for purposes of determining the presence of a quorum but as not voted for purposes of determining the approval of any matter submitted to stockholders for a vote. Abstentions will have no effect in the election of directors but will have the effect of a “no” vote with respect to any other matters voted upon. If a broker indicates on a proxy that such broker does not have discretionary authority to vote on a particular matter as to certain shares of Common Stock, then such shares will not be counted in determining the number of votes required for approval of such matter; however, such “broker non-votes” will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The first table below sets forth each person known by the Company to own beneficially more than 5% of the outstanding Common Stock as of January 31, 2002, except as otherwise indicated. The second table below sets forth to the Company’s knowledge the beneficial ownership of Common Stock by each director, nominee and executive officer of the Company named in the Summary Compensation Table, individually, and by all directors and executive officers of the Company as a group as of January 31, 2002.

Principal Stockholders

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned		Percentage of Common Stock Outstanding
Massachusetts Financial Services Company 500 Boylston Street, 15th Floor Boston, MA 02116	7,117,000	(1)	13.51%
J. & W. Seligman & Co. Incorporated	6,377,000	(2)	12.10%
William C. Morris Seligman Communications & Information Fund, Inc. 100 Park Avenue, 8th Floor New York, New York 10017
The TCW Group, Inc.	3,473,847	(3)	6.59%
865 South Figueroa Street
Los Angeles, California 90017
Kayne Anderson Rudnick	3,448,992	(4)	6.55%
Investment Management, LLC 1800 Avenue of the Stars, Second Floor Los Angeles, California 90067

(1)
Beneficial ownership is as of December 31, 2001. Massachusetts Financial Services Company (“MFS”) has filed with the Securities and Exchange Commission (the “SEC”) an amended Schedule 13G dated February 11, 2002, stating that MFS has sole voting power with respect to 6,482,628 of these shares and sole dispositive power with respect to all of these shares. Such filing also states that these shares are also beneficially owned by certain other non-reporting entities as well as MFS.

(2)
Beneficial ownership is as of December 31, 2001. J. & W. Seligman & Co. Incorporated (“JWS”), William C. Morris (“Mr. Morris”), as the owner of a majority of the outstanding voting securities of JWS, and Seligman Communications & Information Fund, Inc. (the “Fund”) have filed with the SEC a joint amended Schedule 13G dated February 14, 2002. Such filing states that (i) JWS is the investment advisor for the Fund, (ii) JWS and Mr. Morris have shared voting power with respect to 5,581,195 of these shares and the Fund has shared voting power with respect to 5,000,000 of these shares and (iii) JWS and Mr. Morris have shared dispositive power with respect to all of these shares and the Fund has shared dispositive power with respect to 5,000,000 of these shares.

(3)
Beneficial ownership is as of December 31, 2001. The TCW Group, Inc. (“TCW”), on behalf of itself and its direct and indirect subsidiaries which collectively constitute the TCW Business Unit, has filed with the SEC an amended Schedule 13G dated February 13, 2002, stating that TCW has shared voting power and shared dispositive power with respect to these shares. According to such amended Schedule 13G, the relevant subsidiaries of TCW are Trust Company of the West, TCW Asset Management Company and TCW Investment Management Company. Such filing also states that the ultimate parent company of TCW is Societe Generale, S.A. (“SG”), a corporation formed under the laws of France, that due to the separate management and independent operation of its business units SG disclaims beneficial ownership of shares of the Company owned by TCW, and that TCW disclaims beneficial ownership of any shares of the Company beneficially owned by SG and any of SG’s other business units.

(4)
Beneficial ownership is as of December 31, 2001. Kayne Anderson Rudnick Investment Management, LLC (“Kayne Anderson”) has filed with the SEC a Schedule 13G dated January 30, 2002, stating that Kayne Anderson has shared voting and dispositive power over these shares. Such filing also states that these shares are owned by several accounts managed, with discretion to purchase or sell securities, by Kayne Anderson.

Directors and Executive Officers

Name of Beneficial Owner	Shares of Common Stock Beneficially Owned(1)(2)(3)		Percentage of Common Stock Outstanding
J. Richard Abramson	46,250		*
George F. Haddix	641,490	(4)	1.22%
Neal C. Hansen	1,809,437	(5)	3.43%
Royce J. Holland	17,500		*
Peter E. Kalan	35,700		*
Edward C. Nafus	148,450		*
Janice I. Obuchowski	36,610		*
John P. Pogge	124,205		*
Bernard W. Reznicek	44,500		*
Frank V. Sica	225,182		*
Donald V. Smith	—		—
All directors and executive officers as a group (12 persons)	3,224,324		6.04%

*	Less than 1% of the outstanding Common Stock.
(1)
Each person named has sole voting and investment power over the shares owned by him or her except as indicated in footnotes (4) and (5) and except that Ms. Obuchowski has shared voting and investment power with her husband as to 3,110 shares.

(2)
Includes 33,750, 25,500, 250,900, 17,500, 34,100, 131,370, 33,500, 65,914, 41,500, 33,500 and 667,534 shares subject to currently exercisable options which are held by Mr. Abramson, Mr. Haddix, Mr. Hansen, Mr. Holland, Mr. Kalan, Mr. Nafus, Ms. Obuchowski, Mr. Pogge, Mr. Reznicek and Mr. Sica and all directors and executive officers as a group, respectively.

(3)	Includes 12,500 shares subject to options which are held by Mr. Abramson and by all directors and executive officers as a group and which are exercisable within 60 days after January 31, 2002.
(4)
Includes 25,000 shares owned by a charitable organization of which Dr. Haddix is a trustee. Dr. Haddix disclaims beneficial ownership of such 25,000 shares, as to which he has shared voting and investment power.

(5)
Includes 435,000 shares owned by Hansen Partnership, Ltd., of which Mr. Hansen is General Partner, and 63,408 shares owned by Mr. Hansen’s spouse. Mr. Hansen disclaims beneficial ownership of the shares owned by his spouse (as to which he has neither voting nor investment power) and, except to the extent of his pecuniary interest therein, the shares owned by Hansen Partnership, Ltd.

ELECTION OF DIRECTORS

The Board is divided into three classes presently consisting of three Class I directors, three Class II directors and three Class III directors whose present terms continue until the annual meetings of stockholders of the Company to be held in 2004, 2002 and 2003, respectively, and until their respective successors are elected and qualified. At the Annual Meeting, the number of Class II directors will be reduced to two, and two Class II directors will be elected to serve for a three-year term expiring at the annual meeting of stockholders to be held in 2005.

Unless the proxy is marked otherwise, the person acting under the accompanying proxy will vote to elect Messrs. Reznicek and Smith as Class II directors. The proxy may not be voted for more than two directors. If a nominee is unable to serve, then the person acting under the proxy may vote the proxy for the election of a substitute nominee. The Company does not presently contemplate that either of such nominees will be unable to serve.

The following information relates to the Board’s nominees for election at the Annual Meeting and to the other directors of the Company whose terms of office will continue after the Annual Meeting:

Nominees for Election as Class II Directors With Terms Expiring in 2005:

Donald V. Smith Director since 2002

Mr. Smith, 60, was elected to the Board in January 2002. Mr. Smith presently serves as Senior Managing Director of Houlihan Lokey Howard & Zukin, Inc., an international investment banking firm with whom he has been associated since 1988. He currently is in charge of the firm’s Eastern Region and co-head of the firm’s Corporate Finance Group. From 1978 to 1988, Mr. Smith headed the valuation and reorganization services of Morgan Stanley & Co. Incorporated.

Bernard W. Reznicek Director since 1997

Mr. Reznicek, 65, was elected to the Board in January 1997. Mr. Reznicek has served as National Director, Special Markets, for Central States Indemnity Company of Omaha, a Berkshire Hathaway insurance company, since January 1997. Mr. Reznicek was Dean of the College of Business Administration at Creighton University from April 1994 to December 1996. Previously, Mr. Reznicek was Chairman (1992-94) and Chief Executive Officer (1990-94) of Boston Edison Company, an electric utility company. Mr. Reznicek also is a director of State Street Corporation.

Class I Directors With Terms Expiring in 2004:

Janice I. Obuchowski Director since 1997

Ms. Obuchowski, 50, was elected to the Board in November 1997. Ms. Obuchowski has been President of Freedom Technologies, Inc., a provider of telecommunications research and consulting services, since 1992. From 1995 to June 1998, Ms. Obuchowski also was an Executive Vice President of NextWave Telecom, Inc., a provider of wireless communications services. On December 23, 1998, NextWave Telecom, Inc. filed a petition for reorganization under Chapter 11 of the United States Bankruptcy Code; subsidiaries of NextWave Telecom, Inc. had filed similar petitions on June 8, 1998. Ms. Obuchowski served as Assistant Secretary for Communications and Information for the Department of Commerce and as Administrator for the National Telecommunications and Information Administration during the presidential administration of George H.W. Bush. Ms. Obuchowski also is a director of Orbital Sciences Corporation and Stratos Global Corporation.

John P. PoggeDirector since 1997

Mr. Pogge, 48, joined the Company in 1995 and has been President and Chief Operating Officer of the Company since September 1997. Prior to that time, he was an Executive Vice President of the Company and General Manager, Business Units. From 1991 to 1995, Mr. Pogge was Vice President, Corporate Development, of US WEST, Inc. Mr. Pogge was elected to the Board in September 1997.

Class III Directors With Terms Expiring in 2003:

George F. Haddix, Ph.D. Director since 1994

Dr. Haddix, 63, is a co-founder of the Company and was the President and Chief Technical Officer of the Company from its formation in 1994 until September 1997. He has served as a director of the Company since its formation in 1994. Dr. Haddix currently is a private investor and, subsequent to his retirement as an employee of the Company at the end of 1997, served until December 1999 as a consultant to the Company with respect to its technical management and administration. From 1991 until co-founding the Company, Dr. Haddix was a private investor. From 1989 to 1991, Dr. Haddix was a General Partner in Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1987 to 1988, Dr. Haddix served as President and Chief Executive Officer of US WEST Network Systems, Inc. Dr. Haddix received a Ph.D. in mathematics from Iowa State University in 1968 and has served on the faculties of three universities. Dr. Haddix also is a director of infoUSA Inc.

Neal C. Hansen Director since 1994

Mr. Hansen, 61, is a co-founder of the Company and has been the Chairman of the Board, Chief Executive Officer and a director of the Company since its formation in 1994. From 1991 until co-founding the Company, Mr. Hansen served as a consultant to several software companies, including First Data Corporation (“FDC”). From 1989 to 1991, Mr. Hansen was a General Partner in Hansen, Haddix and Associates, a partnership which provided advisory management services to suppliers of software products and services. From 1983 to 1989, Mr. Hansen was Chairman and Chief Executive Officer of US WEST Applied Communications, Inc. and President of US WEST Data Systems Group. From 1971 to 1983, Mr. Hansen served in a variety of executive positions with FDC and in 1982 was responsible for the development of FDC’s cable television processing division, which was acquired by the Company in 1994.

Frank V. Sica Director since 1994

Mr. Sica, 51, has served as a director of the Company since its formation in 1994. Mr. Sica has been a Managing Director of Soros Fund Management LLC since May 1998. He was a Managing Director of Morgan Stanley & Co. Incorporated from 1988 to March 1998. Mr. Sica also is a director of Kohl’s Corporation, Emmis Communications Corporation, Outboard Marine Corporation and Global TeleSystems Group, Inc.

There currently is a vacancy in Class I of the Company’s directors. The Board at any time prior to the 2004 annual meeting of stockholders of the Company may exercise its exclusive authority to fill such vacancy.

There are no family relationships between any of the directors or executive officers of the Company. There are no arrangements between any director, nominee or officer of the Company and any other person pursuant to which such director, nominee or executive officer was selected for such position.

The Board has a standing Audit Committee, presently composed of Ms. Obuchowski and Messrs. Haddix and Reznicek (Chairman). The Audit Committee held five meetings during the year ended December 31, 2001. The Committee’s purpose, as set forth in its charter, is to assist the Board in monitoring (1) the quality and integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements relating to the Company’s financial reporting practices and processes and (3) the independence and performance of the Company’s independent auditors. The Audit Committee recommends to the Board the independent auditors to be selected by the Board. The members of the Audit Committee are “independent directors” as defined in the applicable rule of the National Association of Securities Dealers, Inc. Mr. Haddix became a member of the Audit Committee in November 2001 and did not participate in the Committee’s decisions made during 2001.

The Board has a standing Compensation Committee, presently composed of Messrs. Holland (whose term of office as a Class II director of the Company expires at the Annual Meeting and who is not a candidate for reelection as a director of the Company), Reznicek and Sica (Chairman). The Committee held seven meetings during the year ended December 31, 2001. The Committee’s functions are to provide oversight with respect to the compensation and benefits policies, plans and programs of the Company and its subsidiaries for the executive management of the Company and its subsidiaries and, to the extent not otherwise determined by contract or formal plan, to review and recommend to the Board salaries, bonuses and other benefits and compensation for the executive officers of the Company. The Committee also is responsible for the administration of and the granting of stock options and other awards under the Company’s 1995 Incentive Stock Plan, 1996 Stock Incentive Plan and 2001 Stock Incentive Plan.

The Board has a standing Nominating Committee, presently composed of Ms. Obuchowski (Chairwoman) and Mr. Reznicek, which held two meetings during the year ended December 31, 2001. The Committee’s functions are to recommend to the Board the size, structure and composition of the Board and to identify, recruit and recommend to the Board candidates for election to the Board. The Committee will consider qualified nominees recommended by the Company’s stockholders. A stockholder who wishes to recommend a nominee for consideration by the Committee should submit the recommendation in writing to the Secretary of the Company, indicating the proposed nominee’s qualifications and other relevant biographical information and providing written confirmation of the proposed nominee’s consent to serve as a director if nominated and elected.

During the year ended December 31, 2001, the Board held seven meetings and once acted by written consent. During 2001, all directors except Mr. Holland attended at least 75% of the aggregate number of meetings of the Board of Directors and of the committees on which they serve.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers (as defined in the applicable regulations) and directors, and persons who beneficially own more than 10% of a class of the Company’s equity securities registered under such Act, to file certain reports of ownership and changes of ownership of the Company’s equity securities with the SEC. Officers, directors and more than 10% stockholders are required by SEC regulation to furnish to the Company copies of all Section 16(a) forms which they file.

Based solely on its review of the copies of such forms submitted to it, or written representations from certain reporting persons that no Form 5 was required for those persons, the Company believes that all filing requirements applicable to its officers and directors were complied with for the year ended December 31, 2001.

Director Compensation

Each non-employee director of the Company is entitled to receive the following compensation: (i) $2,500 for each meeting of the Board attended in person, (ii) $500 for each meeting of the Board attended by conference telephone call or its equivalent and (iii) $500 for each meeting of a committee of the Board attended in person or by conference telephone call or its equivalent. Directors who are officers or employees of the Company do not receive additional compensation for serving as a director or committee member. The Company also has a Stock Option Plan for Non-Employee Directors (the “Directors Plan”) which was approved at the 1997 annual meeting of stockholders. During the year ended December 31, 2001, the Board granted an option under the Directors Plan to Mr. Sica to purchase 24,000 shares of Common Stock at a price per share equal to the last sale price of the Common Stock as quoted on the Nasdaq National Market System on the date of the grant. Such option becomes exercisable in three equal installments on the first, second and third anniversaries of the grant date if Mr. Sica is then a member of the Board and will expire ten years after the date of the grant if not sooner exercised. If Mr. Sica ceases to be a member of the Board before fully exercising such option, then various provisions of the Plan relating to such an event will govern the continuing exercisability of such option.

Compensation of Executive Officers

The following table sets forth information with respect to the compensation paid by the Company to its chief executive officer and to each of its other four most highly compensated executive officers for services rendered during 2001. The numbers of stock options awarded for 1999 have been adjusted to reflect a 2-for-1 stock split which became effective through the payment of a 100% stock dividend in March 1999.

Summary Compensation Table

Name and Principal Position During 2001	Annual Compensation				Long-term Compensation Stock Options Awarded
	Year	Salary	Bonuses (1)	Other Annual Compensation (2)		All Other Compensation (3)
		($)	($)	($)	(#)	($)
Neal C. Hansen, Chairman of the Board and Chief Executive Officer	2001 2000 1999	650,000 550,000 400,000	422,500 407,550 410,800	167,257 20,994 14,857	480,000 60,000 80,000	13,600 13,600 10,400

John P. Pogge, President and Chief Operating Officer	2001 2000 1999	400,000 325,000 290,000	240,000 222,300 274,920	16,863 17,017 13,274	87,500 35,000 —	19,850 14,800 14,150

J. Richard Abramson (4), Executive Vice President	2001 2000	350,000 233,077	192,500 165,528	8,933 —	65,000 200,000	11,350 3,432

Edward C. Nafus, Executive Vice President	2001 2000 1999	335,000 300,000 262,500	184,250 188,100 228,113	3,894 3,110 13,820	72,500 25,000 —	11,050 17,300 9,784

Peter E. Kalan (5), Senior Vice President and Chief Financial Officer	2001 2000	225,000 155,231	112,500 105,450	13,315 9,998	70,000 35,000	15,353 14,490

(1)
Bonuses are annual performance bonuses paid to the executive officers pursuant to the Company’s Performance Bonus Plan. Such bonuses are based upon the level of achievement of pre-established Company financial objectives and individual performance objectives and are subject to Board approval. The bonus earned for each year is payable in the first quarter of the subsequent year.

(2)
The amounts shown include (i) for each year, reimbursements to each named executive officer for the payment of taxes on perquisites and other personal benefits and taxes on the tax payments themselves and (ii) for 2001, perquisites and other personal benefits of $104,571 received by Mr. Hansen, including $64,619 for financial and tax planning and tax return preparation services. With respect to each of the other individuals named in the Summary Compensation Table and with respect to Mr. Hansen during 2000 and 1999, the aggregate amount of perquisites and other personal benefits, securities or property received did not exceed the lesser of $50,000 or 10% of the total amount of annual salary and bonus reported for such individual and has been excluded from the Table.

(3)
All Other Compensation for 2001 for Mr. Hansen consists of employer contributions to the CSG Incentive Savings Plan (a 401(k) plan). All Other Compensation for 2001 for Messrs. Pogge, Abramson, Nafus and Kalan consists of employer contributions to the CSG Incentive Savings Plan (Pogge—$13,600, Abramson—$5,100, Nafus—$11,050 and Kalan—$11,050) and employer credits to the CSG Systems, Inc. Wealth Accumulation Plan (Pogge—$6,250, Abramson—$6,250 and Kalan—$4,303). The CSG Systems, Inc. Wealth Accumulation Plan is an unfunded deferred compensation plan which provides for elective salary and incentive compensation deferrals by participants. CSG Systems, Inc. matches a participant’s deferral up to 25% thereof, with a maximum annual credit of $6,250 per participant.

(4)	Mr. Abramson joined the Company in February 2000. Mr. Abramson resigned as an executive officer of the Company on March 25, 2002.
(5)	Mr. Kalan became an executive officer of the Company in August 2000.

Option Grants in 2001

The following table sets forth the stock options granted to the named executive officers during 2001.

Individual Grants

Name	Options Granted on Common Stock (1)		% of Total Options Granted to Employees in 2001	Exercise Price per Share (2)	Expiration Date	Grant Date Present Value (3)
	(#)		(%)	($/share)		($)
Neal C. Hansen	100,000 380,000	(4)	3.69 14.02	47.00 34.43	1/17/11 12/14/11	2,329,000 7,022,400
John P. Pogge	50,000 37,500		1.84 1.38	47.00 34.43	1/17/11 12/14/11	1,164,500 693,000
J. Richard Abramson	35,000 30,000		1.29 1.11	47.00 34.43	1/17/11 12/14/11	815,150 554,400
Edward C. Nafus	35,000 37,500		1.29 1.38	47.00 34.43	1/17/11 12/14/11	815,150 693,000
Peter E. Kalan	30,000 40,000		1.11 1.48	47.00 34.43	1/17/11 12/14/11	698,700 739,200

(1)
All options were granted pursuant to the Company’s 1996 Stock Incentive Plan. Except as indicated in footnote (4), one-fourth of each option becomes exercisable on the first anniversary of the grant date and an additional one-fourth becomes exercisable on each of the second through the fourth anniversaries thereafter.

(2)	The exercise price is the closing market price on the date the option was granted.
(3)
Grant date present value is determined using a modified Black-Scholes option pricing model. The estimated value under the model is based on several assumptions, including an expected volatility factor of 50%, a weighted-average risk-free rate of return of 4.84%, no dividend yield and an expected option life of 5.68 years, and may not be indicative of actual value. The actual gain, if any, that the option holder may realize will depend on the excess of the actual market price of the stock over the exercise price on the date the option is exercised. There is no assurance that the value that may be realized by the option holder will be at or near the value estimated by the modified Black-Scholes model.

(4)
This option becomes exercisable as to 76,000, 101,333, 101,333 and 101,334 shares on December 14, 2002, 2003, 2004 and 2005, respectively. The exercisability of this option will be accelerated upon the occurrence of certain “change of control” events specified in the option agreement.

Aggregated 2001 Option Exercises and 2001 Year-End Option Values

The following table sets forth certain information regarding the exercise of stock options during 2001 by the named executive officers and the number and value of their unexercised stock options at December 31, 2001.

Name	Shares Acquired On Exercise	Value Realized (1)	Number of Unexercised Options at December 31, 2001		Value of Unexercised In-the-Money Options at December 31, 2001 (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
	(#)	($)	(#)	(#)	($)	($)
Neal C. Hansen	228,600	9,934,017	190,900	1,025,000	4,755,061	8,623,143
John P. Pogge	214,086	8,583,305	28,164	330,250	810,162	3,343,681
J. Richard Abramson	—	—	25,000	240,000	4,063	209,038
Edward C. Nafus	39,880	1,166,766	116,370	221,250	2,154,412	2,334,480
Peter E. Kalan	1,600	37,700	21,250	137,850	392,169	937,452

(1)	Based on the differences between the option exercise prices and the prices for which the acquired shares were sold on the option exercise dates by the persons named.

(2)
“In-the-Money Options” are options outstanding at the end of 2001 for which the fair market value of the Common Stock at the end of 2001 (closing price of $40.45 per share on December 31, 2001) exceeded the exercise price of the options.

Employment Agreements

Mr. Hansen

Mr. Hansen currently is employed by the Company pursuant to an employment agreement entered into in November 1998 (the “Agreement”). The initial term of the Agreement was from November 17, 1998, through December 31, 2001. On December 31 of each year during its term, the term of the Agreement automatically is extended by one year unless, not later than one year prior to a particular December 31, either the Company or Mr. Hansen notifies the other that such extension shall not occur, in which case the Agreement will terminate at the end of its then remaining term. The current expiration date of the Agreement is December 31, 2004.

The Agreement provides for Mr. Hansen to receive an annual base salary of not less than $400,000 (with annual Consumer Price Index (“CPI”) adjustments). Mr. Hansen also has the opportunity under the Agreement to earn an annual incentive bonus of not less than 65% of his base salary if the objectives established annually by the Board are fully achieved. The Agreement also provides certain group insurance coverages, an automobile allowance, certain expenses of club membership, the right to personal use of the Company’s aircraft and various other benefits to Mr. Hansen.

The Agreement will terminate upon Mr. Hansen’s death, and the Company may terminate the Agreement in the event of Mr. Hansen’s disability for a continuous period of more than six months or for more than 180 days in the aggregate during any 12-month period. The Company also may terminate the Agreement for “cause”, as defined in the Agreement. In the cases of death or disability, Mr. Hansen (or his estate) would be entitled to receive his base salary through the termination date and a pro rata portion of his annual incentive bonus for the year of termination. In the case of termination for cause, Mr. Hansen is not entitled to receive any portion of his incentive bonus for the year of termination.

If the Company terminates Mr. Hansen’s employment without cause prior to a change of control of the Company, then Mr. Hansen is entitled to continue to receive his base salary for the remaining term of the Agreement (less compensation received from other employment), his full incentive bonus for the year of termination (payable at the regularly scheduled time) and an additional amount equal to 195% of his base salary in effect at the time of the termination (the latter amount being payable 50% one year after the termination and 50% two years after the termination). If the Company terminates Mr. Hansen’s employment without cause after a change of control of the Company, then he is entitled to receive the amounts referred to in the preceding sentence, but the payment times generally are accelerated to 30 days after the effective date of the termination. “Change of Control” is defined in the Agreement and includes among other events various types of mergers, dissolutions or changes in ownership of the Company or its principal operating subsidiary, certain acquisitions of significant amounts of the voting stock of the Company and certain changes in the composition of the Board.

If the Company or a permitted successor to the Company materially alters Mr. Hansen’s duties and responsibilities under the Agreement or assigns to Mr. Hansen duties and responsibilities inappropriate to the chief executive officer of the Company without Mr. Hansen’s consent, then Mr. Hansen may resign from his offices and positions with the Company (without further obligation to perform any services) and will be entitled to receive the compensation described in the applicable sentence of the preceding paragraph, depending upon whether such event occurs before or after a change of control of the Company.

If any payments made to Mr. Hansen under the preceding two paragraphs cause Mr. Hansen to be subject to excise taxes on “excess parachute payments” under the Internal Revenue Code, then the Company is obligated to reimburse Mr. Hansen for such excise taxes and for any additional income, excise or other taxes which he incurs as a result of such reimbursements.

If Mr. Hansen voluntarily resigns prior to the expiration of the Agreement, he is entitled to receive only his base salary through the termination date (unless the termination date is December 31, in which case he also is entitled to receive his incentive bonus for the year of termination.)

The Agreement also contains provisions which prohibit Mr. Hansen from competing with the Company or soliciting the Company’s employees for a period of one year after the termination of his employment for any reason.

Mr. Pogge

In November 1998, the Company entered into an employment agreement with Mr. Pogge, which generally is similar to Mr. Hansen’s agreement, except that Mr. Pogge’s minimum annual base salary is $290,000 (with CPI adjustments), his annual incentive bonus target is 60% of his base salary and his additional payment in the event of termination without cause is an amount equal to 180% of his base salary, and the agreement does not provide for personal use of the Company’s aircraft. The current expiration date of Mr. Pogge’s agreement is December 31, 2004.

Messrs. Nafus, Abramson and Kalan

In November 1998, August 2000 and January 2001, the Company entered into employment agreements with Messrs. Nafus, Abramson and Kalan, respectively. The agreements currently cover the period from January 1, 2002, through December 31, 2003, and provide for automatic one-year extensions (similar to Mr. Hansen’s). Mr. Nafus’ agreement provides for a minimum annual base salary of $262,500 (with CPI adjustments), an annual incentive bonus target of 55% of his base salary and various group insurance coverages. Mr. Abramson’s agreement provides for a minimum annual base salary of $300,000 (with CPI adjustments), an annual incentive bonus target of 55% of his base salary and various group insurance coverages. Mr. Kalan’s agreement provides for a minimum annual base salary of $225,000, an annual incentive bonus target of 50% of his base salary and various group insurance coverages. The provisions of these agreements in the cases of termination for death, disability or cause are the same as in Mr. Hansen’s agreement. If the Company terminates the employment of Mr. Nafus, Mr. Abramson or Mr. Kalan without cause prior to a change of control of the Company, then the Company must continue to pay such person’s base salary for one year after the termination (less compensation received from another employer) and also must pay such person’s annual incentive bonus for the year of termination and an additional amount equal to 55% (in the case of Mr. Nafus and Mr. Abramson) or 50% (in the case of Mr. Kalan) of such person’s base salary (payable one year after the termination); Mr. Abramson’s employment with the Company will terminate on June 30, 2002, and he will receive severance payments substantially in accordance with the preceding provisions of this sentence. If the termination without cause occurs after a change of control, then the Company must pay (within 30 days after the termination) the person’s base salary for two years, the annual incentive bonus for the year of termination and an additional amount equal to 110% (in the case of Mr. Nafus and Mr. Abramson) or 100% (in the case of Mr. Kalan) of such person’s base salary. The provisions of these agreements relating to a constructive termination require that the employee give notice to the Company of a claimed constructive termination, and the Company then has an opportunity to take appropriate actions to remove the basis for such claim. Other provisions of these agreements generally are similar to those contained in Mr. Hansen’s agreement.

REPORT OF THE COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

The Compensation Committee of the Board of Directors (the “Committee”), consisting entirely of non-employee directors, provides oversight with respect to the compensation and benefits policies, plans and programs of the Company for the executive management of the Company and its subsidiaries and, to the extent not otherwise determined by contract or formal plan, reviews and recommends to the Board salaries, bonuses and other benefits and compensation for the executive officers of the Company. The Committee currently is composed of Messrs. Sica (Chairman), Holland and Reznicek.

Compensation Philosophy

The Company’s executive compensation program is premised on the belief that the interests of executives should be closely aligned with those of the Company’s stockholders and is designed to attract, retain, motivate and appropriately reward individuals who are responsible for both short-term and long-term profitability and growth of the Company. Based on this philosophy, a significant portion of each executive’s total compensation is placed at-risk and linked to the accomplishment of specific Company and individual financial, strategic and other performance objectives, as well as to potential appreciation in the value of the Common Stock.

Compensation Program

Each year we review the Company’s overall executive compensation program. Such review includes consideration of compensation programs adopted by competing companies and by other employers likely to recruit executives with skill sets similar to those which the Company regularly seeks. At our request, the Company engages an independent compensation consulting firm to prepare a comprehensive formal assessment of the competitiveness of the Company’s executive compensation and compares the several components of the Company’s executive compensation program with those of other publicly owned technology companies.

We annually review and recommend to the Board the compensation of the executive officers of the Company, including the Chief Executive Officer, whose compensation is presented in detail earlier in this Proxy Statement; and, in consultation with management of the Company, we establish the Company’s policies with respect to its executive compensation program generally.

The key elements of the Company’s executive compensation program consist of base annual salaries, performance bonuses and stock options.

Our approach to each of these elements, including the basis for the compensation paid to Mr. Hansen, are discussed below.

Base Annual Salaries

We initially determine base annual salaries for executive officers by evaluating the responsibilities of the position, the experience and knowledge of the individual and the scope and complexity of the executive’s position relative to other senior management positions both internally and at a select group of other companies. We base our external comparison on the results of the report prepared by the Company’s independent compensation consulting firm, and we take into consideration the compensation practices and programs of other companies which are likely to compete with the Company for the services of senior executive management personnel.

We determine annual base salary adjustments by evaluating both the position and the performance of each executive officer, taking into account any year-to-year changes in responsibilities and other relevant factors. Individual performance ratings are based in part on the executive’s achievement of specific individual objectives. We also take into account CPI changes, although these have not been a significant consideration in recent years.

With respect to the base salary paid to Mr. Hansen in 2001, we took into account a comparison of base salaries of chief executive officers of peer companies, the Company’s performance in 2000 and our assessment of Mr. Hansen’s individual performance. Based upon this evaluation, we recommended to the Board and the Board approved an increase in Mr. Hansen’s base salary by $100,000 to $650,000 for 2001.

Performance Bonuses

The Company maintains a Performance Bonus Plan (the “Bonus Plan”), which provides for the payment of performance bonuses to most management employees of the Company who do not receive sales commissions. Executive officers of the Company participate in the Bonus Plan, which is a pay-for-performance plan designed to compensate participants for achieving certain objectives established in the context of the Company’s annual financial plan.

Annually, we review and recommend to the Board targeted levels and minimum threshold levels of Company performance with respect to key financial objectives affecting the executive officers’ performance bonuses. For executive officers of the Company, the performance bonus objectives are based primarily upon revenue and earnings of the Company. The Company pays performance bonuses during the first quarter after the year in which they are earned. The Company’s 2001 revenue and earnings on a combined basis satisfied the requirements for a full performance bonus payment, and the 2001 performance bonus payments to the Company’s executive officers ranged from 50% of base salary to 65% of base salary, depending upon the applicable provision of the particular executive officer’s employment agreement.

Mr. Hansen’s performance bonus for 2001 was based on the Company’s overall revenue and earnings. Mr. Hansen earned a performance bonus of $422,500 for 2001, representing 65% of his 2001 base salary, based upon the levels of achievement of the applicable Company targets, as compared with a performance bonus of $407,550 for 2000, which represented approximately 74% of his 2000 base salary.

The Company substantially increased the targeted levels of Company performance for 2001 over those for 2000 for purposes of the Bonus Plan.

Stock Options

The third component of executive officers’ compensation is the Company’s 1996 Stock Incentive Plan, pursuant to which the Company grants to its executive officers options to purchase shares of Common Stock. We are responsible for the administration of such plan and the granting of stock options to executive officers and other employees of the Company.

Stock options are designed to align the interests of executives with those of the Company’s stockholders. Stock options are granted at an exercise price equal to the market price of the Common Stock on the date of grant, generally vest in equal installments over four or five years and are exercisable no later than ten years from the date of grant. This plan is designed to provide incentives for the creation of value for the Company’s stockholders over the long term because the full benefit of an executive’s compensation package cannot be realized unless stock price appreciation occurs and is maintained over a number of years.

During 2001 we made stock option grants to Mr. Hansen and to the other named executive officers of the Company as set forth in the table above under “Option Grants in 2001”. The stock option grant which we made to Mr. Hansen in December 2001 covering 380,000 shares was the first part of a special grant to Mr. Hansen covering a total of 750,000 shares (the balance of which was made in January 2002). The purposes of such special grant were to recognize Mr. Hansen’s contributions to the success of the Company and to provide a further incentive to Mr. Hansen to remain active in the senior executive management of the Company for at least the next several years.

Conclusion

Through the programs described above, we have based significant portions of the Company’s executive compensation directly upon individual and Company performance and upon potential stock price appreciation. We presently intend to continue a policy of closely linking executive compensation to Company performance and stockholder return.

Fra	nk V. Sica, Chairman
Ro	yce J. Holland
Be	rnard W. Reznicek

Co	mpensation Committee of the Board of Directors

STOCK PRICE PERFORMANCE

The following graph assumes $100 invested on December 31, 1996, in the Common Stock, in the S&P 500 Index and in the Company’s Standard Industrial Classification (“SIC”) Code Index: Computer Processing and Data Preparation and Processing Services.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Arthur Andersen LLP served as the Company’s independent public accountants for the year ended December 31, 2001, and, based upon the recommendation of the Audit Committee of the Board, on January 17, 2002, was selected by the Board to serve in such capacity for the current year ending December 31, 2002. Because of the subsequent criminal indictment of Arthur Andersen LLP and uncertainties as to such firm’s continued existence and professional capabilities, the Audit Committee and Board intend to monitor the ability of such firm to competently and with appropriate continuity of personnel provide the audit services required by the Company in compliance with applicable professional standards. If it becomes appropriate to do so, the Board, upon the recommendation of the Audit Committee, will select other independent accountants to provide audit services to the Company for 2002.

The Company expects that a representative of Arthur Andersen LLP will be present at the Annual Meeting, with the opportunity to make a statement if he or she desires to do so, and that such representative will be available to respond to appropriate questions.

The Company has paid or expects to pay Arthur Andersen LLP the following fees in connection with the annual audit and quarterly reviews of the Company’s financial statements for the year ended December 31, 2001, and for other audit-related and non-audit services provided to the Company during such year:

Audit Fees (1)	$121,295
Audit Related Fees (2)	$48,725
Financial Information Systems
Design and Implementation Fees	None
All Other Fees (3)	$348,063

(1)	Audit Fees include fees for the Company’s annual audit and quarterly reviews and for accounting consultation relating to such audit and reviews.
(2)	Audit Related Fees include fees for a statutory audit of a foreign subsidiary, an audit of an employee benefit plan and internal audit services.
(3)	All Other Fees include fees for domestic and foreign corporate tax services and financial services for certain key employees.

The Audit Committee of the Board has considered whether the provision by Arthur Andersen LLP of the non-audit services for which the fees (other than Audit Fees) listed above were paid is compatible with maintaining the independence of such accountants.

REPORT OF THE AUDIT COMMITTEE

A written charter for the Audit Committee was adopted by the Board in April 2000. The complete text of the Company’s Audit Committee Charter appeared as an appendix to the Proxy Statement for the Company’s 2001 annual meeting of stockholders.

The purpose of the Audit Committee, as set forth in its charter, is to assist the Board in monitoring (1) the quality and integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements relating to the Company’s financial reporting practices and processes and (3) the independence and performance of the Company’s independent auditors.

We have implemented procedures to assure that the Audit Committee performs each of its responsibilities under the charter. During the year ended December 31, 2001, and thereafter through the completion of the audit of the Company’s financial statements for such year, those procedures included regular meetings with management of the Company and with appropriate representatives of the Company’s independent public accountants.

We reviewed and discussed both with management of the Company and with the Company’s independent public accountants, Arthur Andersen LLP, the Company’s audited financial statements for the year ended December 31, 2001.

We also discussed with Arthur Andersen LLP the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

We received the written disclosures and the letter from Arthur Andersen LLP required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, and discussed with Arthur Andersen LLP its independence.

Based upon the reviews and discussions referred to in the immediately preceding three paragraphs of this report, we recommended to the Board that the audited financial statements of the Company for the year ended December 31, 2001, be included in the Company’s Annual Report on Form 10-K for such year for filing with the Securities and Exchange Commission.

Be	rnard W. Reznicek, Chairman
Ge	orge F. Haddix
Jan	ice I. Obuchowski

Au	dit Committee of the Board of Directors

OTHER MATTERS

Because no stockholder has given the Company timely written notice of business not discussed in this Proxy Statement which such stockholder intends to bring before the Annual Meeting, under the bylaws of the Company no stockholder may properly bring any other business before the Annual Meeting. As of the date of this Proxy Statement, the Company does not know of any matter that may come before the Annual Meeting other than the matters discussed in this Proxy Statement; however, if any other matter is properly presented at the Annual Meeting, the persons named in the accompanying proxy or their substitutes will have discretionary authority to vote on such matter in accordance with their judgment.

DEADLINE FOR SUBMISSION OF STOCKHOLDER PROPOSALS

Under the bylaws of the Company, a stockholder who wishes to bring any business before the 2003 annual meeting of stockholders of the Company must give advance written notice to the Company of such business and of any proposal which such stockholder wishes to have included in the Company’s proxy statement and on the Company’s proxy card for such annual meeting. The notice must be sent to the Secretary of the Company at the principal executive office of the Company, must be received by the Secretary of the Company not later than December 13, 2002, and must contain certain information required by the bylaws of the Company. Such advance notice requirement applies to all matters even if a stockholder does not seek to include in the Company’s proxy statement a proposal with respect to a particular matter.

The bylaws of the Company also provide that stockholder nominations of persons for election to the Board of Directors are subject to certain advance notice and informational requirements.

Copies of the Company’s bylaws are available to stockholders upon request made to the Secretary of the Company at the address set forth on the first page of this Proxy Statement.

The bylaw requirements referred to above do not supersede the conditions and requirements established by the Securities and Exchange Commission for stockholder proposals to be included in the Company’s proxy materials for a meeting of stockholders, and in that regard stockholders also must comply with the applicable requirements of Rule 14a-8 under the Securities Exchange Act of 1934.

By	Order of the Board of Directors

Jos	eph T. Ruble
Sec	retary

April 4, 2002

ALL STOCKHOLDERS ARE WELCOME TO ATTEND THE ANNUAL MEETING. REGARDLESS OF WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE. YOU ALSO MAY FILE YOUR PROXY BY TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ACCOMPANYING THE PROXY. A PROMPT RESPONSE WILL FACILITATE ARRANGEMENTS FOR THE ANNUAL MEETING, AND THE COMPANY WILL APPRECIATE YOUR COOPERATION. STOCKHOLDERS OF RECORD WHO ATTEND THE ANNUAL MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

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PROXY

CSG SYSTEMS INTERNATIONAL, INC.

PROXY FOR ANNUAL MEETING OF STOCKHOLDERS  TO BE HELD ON MAY 31, 2002
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby constitutes and appoints Neal C. Hansen and John P. Pogge, and each or either of them, as attorneys and proxies of the undersigned, with full power of substitution to each of them, to vote all shares of stock of CSG Systems International, Inc. (the “Corporation”) standing in the name of the undersigned at the annual meeting of stockholders of the Corporation to be held at the office of the Corporation, 7887 E. Belleview Avenue, Suite 1000, Englewood, Colorado, at 8:30 a.m. (Mountain Time) on May 31, 2002, and at any adjournments thereof, on the matter set forth on the reverse side hereof and in their discretion on any other matters that properly may come before such meeting or any adjournments thereof.

THIS PROXY, WHEN PROPERLY SIGNED, WILL BE VOTED AS SPECIFIED, IF NO SPECIFICATION IS GIVEN, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR ELECTION AS DIRECTORS SET FORTH ON THE REVERSE SIDE HEREOF.

The undersigned hereby ratifies and confirms all that either of such attorneys and proxies, or their substitutes, may do or cause to be done by virtue hereof and acknowledges receipt of the Notice of Annual Meeting of Stockholders of the Corporation to be held on May 31, 2002, the Proxy Statement of the Corporation for such Annual Meeting, and the 2001 Annual Report of the Corporation.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE

CSG SYSTEMS
INTERNATIONAL, INC.
C/O EQUISERVE
P.O. BOX 43068
PROVIDENCE, RI 02940

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